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EXHIBIT 99.1

(BW)(CA-SPACEDEV)(SPDV) SPACEDEV AUSTRALIA PROSPECTUS STATUS

Business Editors

POWAY, Calif.--(BUSINESS WIRE)--May 1, 2001--SpaceDev, Inc. (OTCBB:SPDV), the world's first publicly-traded commercial space exploration and development company, today announced that on April 17, 2001, the Australian Securities and Investments Commission (ASIC) placed a stop order on a prospectus dated February 27, 2001, lodged on behalf of SpaceDev's majority-owned subsidiary, SpaceDev Australia, Ltd.

The prospectus sought to raise approximately $8.0 million AUS. The ASIC had concerns regarding the relationship of SpaceDev to Space Projects Australia, Ltd
(SPA), the division of funds raised in the offering between the two entities, and the use of forecasts and projections prepared by management and reviewed by an independent Australian accountant for use in the offering. The use of forecasts has become more limited under recent regulations adopted by ASIC.

"We are disappointed that we did not get ASIC approval of the prospectus. As to the financial forecasts, we tried very hard to follow the new regulations that were put in place a few weeks before our registration," said Charles H. Lloyd SpaceDev's Chief Financial Officer. "We remain optimistic about the company's prospects in Australia and Asia, and after discussions with ASIC, will make a determination as to how to proceed with this opportunity to expand our business."

About SpaceDev. SpaceDev (www.spacedev.com) is currently designing inexpensive hybrid rocket-based orbital maneuvering and orbital transfer vehicles (MTVs) and secondary payload micro-kick motors for the Air Force. SpaceDev has recently performed design work for safe hybrid rocket-based manned or unmanned sub-orbital space planes. SpaceDev offers fixed-price package delivery for science instruments and technology demonstrations into earth orbit, to deep space and to other planetary bodies. SpaceDev designs and sells smaller, low-cost Earth-orbiting commercial and research satellites. SpaceDev's sale of these turnkey, fixed-price, commercial products is a leading innovation for the space industry. Established in 1997, SpaceDev's corporate offices are located near San Diego in Poway, California.

For more information, contact Charles H. Lloyd, CFO: 858/375-2030.